EXHIBIT 99

SUPERIOR BANCORP
REPORTS RESULTS FOR 2009

2009 HIGHLIGHTS:

•	Deposits grew approximately 13.4%, to $2.7 billion.
•	Loans increased 6.8% during 2009, to $2.5 billion.
•	Net interest income increased 11.1%, to $92.6 million.
•	Capital Optimization Plan initiated:
>	Shareholders approved an increase in authorized shares to 200 million as part of our program to build our equity base.
>	Exchanged TARP Preferred Stock into Trust Preferred debt —resulted in a $23 million enhancement of tangible common equity.
>	Agreed to exchange privately held Trust Preferred debt into common equity.
•	Net loss of $20 million for the year 2009, versus a $163 million loss in 2008 (2008 loss included $160 million goodwill impairment charge)
•	Well-capitalized, with Total Risk Based Capital of 10.69%.

Birmingham, Alabama, February 9, 2010:  Superior Bancorp (NASDAQ: SUPR) today reported its fourth quarter and full year 2009 results.  A summary of the results is provided below and in the attached financial data:

	As of and for the Quarters Ended
(Dollars in thousands, except per share data	December31, 2009	September 30, 2009
Total assets	$3,221,869	$3,226,570
Total loans, net of unearned income	2,472,697	2,434,534
Total deposits	2,656,573	2,619,961
Stockholders’ equity	191,704	244,730
Net interest income	24,605	23,913
Net (loss) income	(11,500)	880
Net income (loss) available to common stockholders (1)	10,881	(287)
Net income (loss) per common share (1)	0.94	(0.03)
Total branches	73	72

(1) Includes a $23.1 million gain on exchange of TARP Preferred Stock into Trust Preferred debt

2009 Performance

“2009 proved to be as challenging as anticipated, given the economic conditions faced by our country, our markets and our bank,” said Stan Bailey, Chairman & CEO.  “We focused our efforts on two primary objectives: assuring our customers that we were still ‘doing business’ with regards to making loans, accepting deposits and fulfilling their banking needs, and managing the current credit cycle at the least cost to our shareholders.”  During 2009, Superior experienced over 15% core deposit growth while also generating almost 7% loan growth; non-interest bearing deposits grew over 21%.  These factors combined with a stable interest rate environment resulted in a 3.28% margin in 2009 versus 3.27% in 2008.  Core noninterest income grew 16% primarily from strong deposit transaction account growth and a 78% growth in mortgage origination revenue.  Core expenses remained under control with only a 4% increase over 2008, with salary expense remaining essentially flat.  The 12% improvement in core operating performance was more than offset by credit-related costs (i.e. provisions for loan loans, OREO expense, collection costs, etc.), totaling $36.7 million versus $14.0 million in 2008, and by the increase in the allowance for loan losses by approximately $13 million, to $41.9 million.  The net loss for 2009 was $19.9 million compared to a loss of $163.2 million in 2008. The 2008 loss included, however, a goodwill impairment charge of $160.3 million.

Expansion of Mortgage Activities

During the last quarter, we took advantage of a unique opportunity in the local market by bringing on board 60 originators and associated staff from an existing Alabama bank which had been taken into FDIC receivership and sold to another financial institution.  We believe this “no-cost” acquisition affords us a tremendous opportunity in both Alabama and Florida — not only to increase shareholder value but also to help people achieve their dream of home ownership through the expansion of our mortgage operation.  Initially, we expect the new staff to approximately double our origination capability in Alabama, as well as significantly improve the efficiency of the secondary placement of our existing originations.  Longer term, we expect this to raise our origination capability to a higher level in support of our Florida branches.  As noted below, these additions did result in increases in operating expenses in the fourth quarter, but we expect this expansion to be solidly profitable on an incremental basis starting in 2010.

Comparison of Fourth Quarter 2009 with Third Quarter 2009

Net interest income increased from $23.9 million to $24.6 million.  The margin rose from 3.36%, to 3.42% with both being constrained by the effects of loans being placed on non-accruing status, approximating 0.10% and 0.12% in the third and fourth quarters of 2009, respectively.  The increase in net interest income resulted from margin improvement, as earning assets were flat.  Loan yields were also flat, but funding costs continued to decline, falling 19 basis points from the third quarter.

Nonetheless, Superior incurred a loss of $11.5 million (before the gain on the Preferred Stock for Trust Preferred debt exchange) for the fourth quarter.  This had been expected, given current economic conditions. Our situation is common in the banking industry today.   Despite the increase in interest income and relatively encouraging progress on the fee income front, the quarter’s progress was negatively impacted by increases in the provision for loan losses in light of the current economy.   Our loan loss provisions are well above those in previous quarters, with a provision of $13.9 million in the fourth quarter, compared to $5.2 million in the third quarter.  A portion of this provision related to charged-off loans in the fourth quarter, but a majority was used to increase our allowance for loan losses based on management’s ongoing assessment of the loss potential of certain areas of risk.  Second, our losses and expenses on other real estate owned, or “OREO”, were $4.5 million during the fourth quarter, which was a significant increase from the $1.3 million recorded in the third quarter, reflecting several recent dispositions of foreclosed properties.

The fourth quarter’s results were also affected by increases in operating expenses including a one-time increase in FDIC expense of approximately $1.5 million associated with the prepayment of three years of premiums, a charge associated with an other-than-temporary impairment (“OTTI”) of investment securities of $600,000 (bringing total OTTI recognized in 2009 to $15.7 million), increased expenses of approximately $550,000 associated with our new mortgage activity previously discussed, and one-time costs of approximately $420,000 associated with recent closures of six branches.

Credit Quality

Loans 30-89 days past due (DPD) and still accruing were 1.84% of total loans at quarter end compared to 1.64% on September 30, 2009.  Non-performing loans, including loans 90 DPD and still accruing, increased slightly to $159.6 million, or 6.5%, of total loans in the quarter, compared to 6.3% of total loans at September 30, 2009.  Of the non-performing loans, 30% are in Alabama, 64% in Florida and 6% elsewhere.  Our OREO portfolio of $42 million consists of 62% in Alabama, 36% in Florida, and 2% elsewhere.  Net charge-offs for the quarter were $6.4 million, or an annualized rate of 1.03% of total loans. The provision for loan losses for the quarter was $13.9 million compared to a provision of $5.2 million in the third quarter.  The allowance for loan losses stands at $41.9 million, 1.69% of loans, up from $34.3 million at the end of the third quarter.

Balance Sheet, Capital and Liquidity

Loan demand in the fourth quarter was relatively flat, with total loans increasing 1.6% from September 30, 2009 to December 31, 2009.  We expect this slowed rate of loan growth to continue into 2010 due to the current condition of the economy.  Deposits were up 1.4% for the quarter, and 13.4% for the year, as we continue to experience the benefits of our de novo branching program and our focus on relationship banking.  Deposits at our 23 de novo branches reached $432 million at year-end, and more than any other single factor were the cause of the continued increase in our liquidity.

Liquidity at Superior Bank continued to build.  A year ago, borrowings were approximately 13.5% of borrowings plus deposits, and during this quarter, the ratio fell to less than 8.9%.  Reliance on brokered deposits, including brokered certificates of deposit and CDARS, which had been slightly in excess of 10% last year and at September 30, 2009, fell to approximately 9% at December 31, 2009.

Superior Bank continues to be “well-capitalized”, with a total risk based capital ratio standing at 10.69% for the quarter.  We continue to focus on maintaining our capital ratios at appropriately high levels given current economic conditions.

Regulatory Reform and Costs

Besides the economy, the greatest risk of uncertainty for the banking industry continues to be the regulatory reform initiatives under consideration by the U. S. Congress and federal bank regulatory agencies.  While fully recognizing that the activities of the mostly investment banking and non-bank financial institutions became major catalysts for our current economic challenges, we believe that many of the proposed reforms are over-reactive and represent a sweeping “broad brush” approach that will result in an increase in government regulations, oversight and involvement in the daily business activities best left to experienced bank management teams and their boards of directors.  If enacted, these proposals will result in additional burdensome disclosures and red tape for our customers and additional cost to our shareholders.  For the vast majority of well-run community banks, this is totally unnecessary.

Also, the healthy banks are clearly carrying the costly burden for the closing of many failed banks.  For example, Superior alone forwarded over $20 million to the FDIC in 2009 as deposit insurance for current and future years to fund the current losses being incurred by the government for bank closings.

Capital Activities

During the fourth quarter, we successfully completed a conversion of $69 million of our Preferred Stock held by the U. S. Treasury for an identical amount of newly issued Trust Preferred Securities, which is reflected as subordinated debt in our statement of financial condition.  As a result of this exchange transaction, we recorded an accounting gain of approximately $23 million after-tax, reflecting the net benefit of the favorable interest rate terms of the newly issued Trust Preferred Securities compared to current market rates.  This gain reduced the net loss to common shareholders by $2.16 per common share.

Additionally, in January 2010, we secured agreements from the holders of $7.5 million of our currently outstanding non-pooled trust preferred securities to exchange those securities for newly issued common stock.  When completed, we expect to record a net after-tax gain of $1.8 million ($0.15 per common share) upon exchange of the trust preferred securities.  The ultimate effect of the transactions will be to increase tangible common equity of the Corporation by approximately $6.5 million, consisting of both the increase in equity upon recording the gain, and the fair value of the shares of common stock issued in conjunction with the exchange.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, and the second largest bank holding company in Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank that currently has 73 branches, with 45 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words  “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions;  (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions; and (16) our success in any new capital financing activities we may undertake.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	December 31,	September 30,	December 31,
	2009	2009	2008
	(Unaudited)
Assets
Cash and due from banks	$74,021	$57,364	$74,237
Interest-bearing deposits in other banks	23,714	73,976	10,042
Federal funds sold	2,036	990	5,169
Total cash and cash equivalents	99,771	132,330	89,448
Investment securities available for sale	286,310	296,881	347,142
Tax lien certificates	19,292	24,700	23,786
Mortgage loans held for sale	71,879	58,704	22,040
Loans, net of unearned income	2,472,697	2,434,534	2,314,921
Less: Allowance for loan losses	(41,884)	(34,336)	(28,850)
Net loans	2,430,813	2,400,198	2,286,071
Premises and equipment, net	104,022	104,764	104,085
Accrued interest receivable	15,581	15,540	14,794
Stock in FHLB	18,212	18,212	21,410
Cash surrender value of life insurance	50,142	49,655	48,291
Intangible assets	16,694	17,784	21,052
Other real estate	41,618	42,259	19,971
Other assets	67,535	65,543	54,611

Total assets	$3,221,869	$3,226,570	$3,052,701

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$257,744	$255,196	$212,732
Interest-bearing	2,398,829	2,364,765	2,130,256
Total deposits	2,656,573	2,619,961	2,342,988

Advances from FHLB	218,322	218,321	361,324
Security repurchase agreements	841	1,652	3,563
Notes payable	45,917	45,801	7,000
Subordinated debentures	84,170	60,720	60,884
Accrued expenses and other liabilities	24,342	35,385	25,703
Total liabilities	3,030,165	2,981,840	2,801,462

Stockholders' Equity
Preferred stock, par value $.001 per share; shares authorized 5,000,000:
Series A, fixed rate cumulative perpetual preferred stock; -0-, 69,000 and 69,000 shares issued and outstanding at December 31, 2009, September 30, 2009 and December 31, 2008, respectively	-	-	-
Common stock, par value $.001 per share; shares authorized 200,000,000 at December 31, 2009 and 20,000,000 at September 30, 2009 and December 31, 2008, respectively; shares issued 11,673,837, 11,624,279 and 10,403,087, respectively; outstanding 11,667,794, 11,624,279 and 10,074,999, respectively	12	12	10
Surplus - preferred	-	63,868	62,978
- warrants	8,646	8,646	8,646
- common	322,044	321,840	329,461
Accumulated deficit	(130,890)	(141,770)	(129,904)
Accumulated other comprehensive loss	(7,825)	(7,501)	(7,925)
Treasury stock, at cost	-	-	(11,373)
Unearned ESOP stock	(263)	(308)	(443)
Unearned restricted stock	(20)	(57)	(211)
Total stockholders' equity	191,704	244,730	251,239

Total liabilities and stockholders' equity	$3,221,869	$3,226,570	$3,052,701

Balance Sheet

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of  Operations
(Amounts In Thousands, Except Per Share Data)

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(Unaudited)			(Unaudited)
Interest income
Interest and fees on loans	$36,966	$36,783	$36,445	$144,660	$147,162
Interest on investment securities:
Taxable	2,937	3,362	4,008	14,085	16,310
Exempt from Federal income tax	315	432	426	1,610	1,716
Interest on federal funds sold	1	1	8	9	122
Interest and dividends on other investments	429	471	539	1,718	2,578

Total interest income	40,648	41,049	41,426	162,082	167,888

Interest expense
Interest on deposits	12,043	13,315	15,433	54,360	68,405
Interest on FHLB advances and other borrowings	2,539	2,619	3,006	10,097	12,104
Interest on subordinated debt	1,461	1,202	1,207	5,063	4,094

Total interest expense	16,043	17,136	19,646	69,520	84,603

Net interest income	24,605	23,913	21,780	92,562	83,285

Provision for loan losses	13,948	5,169	2,969	28,550	13,112

Net interest income after provision for loan losses	10,657	18,744	18,811	64,012	70,173

Noninterest income
Service charges and fees on deposits	2,606	2,595	2,574	10,112	9,295
Mortgage banking income	1,617	1,506	855	7,084	3,972
Investment securities (losses) gains	(596)	2,121	(1,381)	(10,102)	(8,453)
Change in fair value of derivatives	(996)	435	467	(826)	1,240
Increase in cash surrender value of life insurance	575	568	585	2,198	2,274
Gain on extinguishment of liabilities	-	-	-	-	2,918
Other income	1,303	1,254	1,274	5,113	5,521
			.
Total noninterest income	4,509	8,479	4,374	13,579	16,767

Noninterest expenses
Salaries and employee benefits	12,988	12,234	13,094	49,962	49,672
Occupancy, furniture and equipment expense	5,246	4,478	4,583	18,643	17,197
Amortization of core deposit intangibles	985	985	896	3,941	3,585
Goodwill impairment charge	-	-	160,306	-	160,306
FDIC assessment	3,038	921	447	6,348	1,105
Foreclosure losses	4,462	1,337	354	8,116	908
Other operating expenses	6,265	5,687	5,553	23,475	21,905

Total noninterest expenses	32,984	25,642	185,233	110,485	254,678

(Loss) income before income taxes	(17,818)	1,581	(162,048)	(32,894)	(167,738)

Income tax (benefit) expense	(6,318)	701	(3,869)	(13,005)	(4,588)

Net (loss) income	(11,500)	880	(158,179)	(19,889)	(163,150)
Preferred stock dividends and amortization	(716)	(1,167)	(311)	(4,193)	(311)
Gain on exchange of preferred stock for subordinated debt	23,097	-	-	23,097	-
Net income (loss) applicable to common sharehoders	$10,881	$(287)	$(158,490)	$(985)	$(163,461)

Basic income (loss) per common share	$0.94	$(0.03)	$(15.80)	$(0.09)	$(16.31)
Diluted income (loss) per common share	$0.92	$(0.03)	$(15.80)	$(0.09)	$(16.31)

Weighted average common shares outstanding	11,621	10,984	10,034	10,687	10,021
Weighted average common shares outstanding, assuming dilution	11,801	10,984	10,034	10,687	10,021

Income Stmt

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
Selected Average Balances :
Total assets	$3,182,290	$3,157,306	$3,096,755	$3,153,395	$3,010,045
Total liabilities	2,948,554	2,914,116	2,746,847	2,909,778	2,659,816
Loans, net of unearned income	2,453,786	2,422,871	2,250,941	2,401,805	2,147,524
Mortgage loans held for sale	58,656	64,391	12,735	61,309	25,251
Investment securities	292,779	297,578	332,631	313,514	346,046
Total interest-earning assets	2,875,287	2,853,456	2,660,172	2,846,344	2,576,505
Noninterest-bearing deposits	256,320	251,696	219,435	246,428	218,486
Interest-bearing deposits	2,338,908	2,307,757	2,053,614	2,289,900	2,009,918
Advances from FHLB	220,821	228,679	379,195	252,187	335,393
Federal funds borrowed and security repurchase agreements	1,440	1,644	4,889	2,057	7,513
Subordinated debentures	66,038	60,743	60,919	62,117	55,736
Total interest-bearing liabilities	2,676,494	2,648,029	2,512,190	2,646,039	2,421,892
Stockholders' equity	233,737	243,190	349,907	243,617	350,229

Per Share Data:
Net income (loss) - basic	$0.94	$(0.03)	$(15.80)	$(0.09)	$(16.31)
- diluted (5)	$0.92	$(0.03)	$(15.80)	$(0.09)	$(16.31)
Weighted average common shares outstanding - basic	11,621	10,984	10,034	10,687	10,021
Weighted average common shares outstanding - diluted (5)	11,801	10,984	10,034	10,687	10,021
Common book value per share at period end	$15.69	$14.82	$17.83	$15.69	$17.83
Tangible common book value per share at period end	$14.26	$13.29	$15.74	$14.26	$15.74
Preferred shares outstanding at period end	-	69	69	-	69
Common shares outstanding at period end	11,668	11,624	10,075	11,668	10,075

Performance Ratios and Other Data:
Return on average assets(1)	(1.43)%	0.11%	NCM	(0.63)%	(5.42)%
Return on average tangible assets(1)	(1.44)	0.11	NCM	(0.63)	(5.78)
Return on average stockholders' equity(1)	(19.52)	1.44	NCM	(8.16)	(46.58)
Return on average tangible equity(1)	(21.07)	1.55	NCM	(8.85)	(99.05)
Net interest margin(1)(2)(3)	3.42	3.36	3.29	3.28	3.27
Net interest spread(1)(3)(4)	3.25	3.17	3.12	3.09	3.06
Average loan to average deposit ratio	96.81	97.18	99.59	97.11	97.50
Average interest-earning assets to average
interest-bearing liabilities	107.43	107.76	105.89	107.57	106.38
Core deposit intangible ("CDI") and other intangibles	$16,694	$17,784	$21,052	$16,694	$21,052

Assets Quality Ratios:
Nonaccrual loans	$155,631	$143,507	$54,712	$155,631	$54,712
Accruing loans 90 days or more delinquent	3,920	9,102	8,033	3,920	8,033
Other real estate owned and repossessed assets	41,998	42,764	20,303	41,998	20,303
Total nonperforming assets ("NPAs")	201,549	195,373	83,048	201,549	83,048
Restructured loans, not included in total NPAs	72,883	21,743	2,643	72,883	2,643
Net loan charge-offs	6,399	4,336	1,790	15,515	7,130
Allowance for loan losses to nonperforming loans	26.25%	22.50%	45.98%	26.25%	45.98%
Allowance for loan losses to loans, net of unearned
income	1.69%	1.41%	1.25%	1.69%	1.25%
NPA to loans plus NPAs, net of unearned income	8.01%	7.89%	3.56%	8.01%	3.56%
NPAs to total assets	6.26%	6.06%	2.72%	6.26%	2.72%
Net loan charge-offs to average loans(1)	1.03%	0.71%	0.32%	0.65%	0.33%
Net loan charge-offs as a percentage of:
Provision for loan losses	45.88%	83.90%	60.26%	54.34%	54.38%
Allowance for loan losses(1)	60.62%	50.10%	24.67%	37.04%	24.71%

(1)- Annualized for the three-month periods ended December 31, 2009, September 30, 2009, and December 31, 2008.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Common stock equivalents of 303,549 and 94,420, and 159,561 and 65,226 were not included in computing diluted earnings per share for the three-month periods ending September 30, 2009 and December 31, 2008 and the twelve-month periods ending December 31, 2009 and 2008, respectively, because their effects were antidilutive.
NCM - Not considered meaningful

SummaryConsFD

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands,Except Per Share Data)

	For the Three-months Ended		For the Year Ended
	December 31,		December 31,		% Change
	2009	2008	2009	2008	QTD	YTD
Reconciliation Table
Core noninterest income (non-GAAP)	$6,101	$5,288	$24,507	$21,062	15%	16%
Investment securities (losses) gains	(596)	(1,381)	(10,102)	(8,453)
Change in fair value of derivatives	(996)	467	(826)	1,240
Gain on extinguishment of liabilities	-	-	-	2,918

Total noninterest income (GAAP)	$4,509	$4,374	$13,579	$16,767

Core noninterest expense (non-GAAP)	$25,484	$24,126	$96,021	$92,359	6%	4%
Goodwill impairment charge	-	160,306	-	160,306
FDIC assessment	3,038	447	6,348	1,105
Foreclosure losses	4,462	354	8,116	908

Total noninterest expense (GAAP)	$32,984	$185,233	$110,485	$254,678

	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
Total stockholders' equity (GAAP)	$191,704	$244,730	$251,239
Intangible assets (GAAP)	16,694	17,784	21,052
Liquidation value of preferred equity	8,646	72,514	71,624
Total tangible common equity (non-GAAP)	$166,364	$154,432	$158,563

Common shares outstanding	11,668	11624	10,075

Tangible common book value per share at period end	$14.26	$13.29	$15.74

OperatingRec